PRESS RELEASE

Investors/Media: The Ruth Group Nick Laudico/Jason Rando 646-536-7030/7025 nlaudico@theruthgroup.com jrando@theruthgroup.com	Contact: Symmetry Medical Inc. Fred Hite Senior Vice President Chief Financial Officer (574) 371-2218

Symmetry Medical Reports First Quarter 2009 Financial Results

Reaffirms Full Year 2009 Revenue and Increases Low-end of EPS Guidance

First Quarter 2009 Highlights:

•	Revenue of $101.4 million, comparable year-over-year and up 6.8% on a constant currency basis
•	Gross margin of 24.2%, up 70 basis points year-over-year and up 80 basis points over the fourth quarter of 2008
•	Operating income of $11.2 million, up 17.2% year-over-year and up 18.2% over the fourth quarter of 2008
•	Net income of $6.8 million or $0.19 per diluted share, compared to $4.0 million or $0.11 per diluted share in the first quarter 2008

WARSAW, Ind., May 7, 2009 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopaedic device industry and other medical markets, announced today first quarter 2009 financial results for the period ended April 4, 2009.

	First Quarter			Vs Prior Quarter
(in millions, except share data)	2009	2008	Change	1Q'09	4Q'08		Change
Revenue	$101.4	$101.9	0%	$101.4	$99.7		2%
Operating Income	11.2	9.6	17%	11.2	9.5		18%
Net Income	6.8	4.0	73%	6.8	4.4	*	56%
EPS	$0.19	$0.11	73%	$0.19	$0.12	*	62%

Revenue by Product:
Instruments	$46.5	$39.3	18%	$46.5	$44.4		5%
Implants	29.1	30.3	-4%	29.1	29.6		-2%
Cases	18.5	21.5	-14%	18.5	18.5		0%
Other	7.3	10.8	-32%	7.3	7.2		1%
Total Revenue	$101.4	$101.9	0%	$101.4	$99.8		2%

* non-gaap basis, excluding tax benefit of $6.9 million / $0.20 of EPS

Symmetry Medical Reports First Quarter 2009 Financial Results	Page 2

Revenue for the first quarter 2009 was $101.4 million, compared to $101.9 million reported in the first quarter 2008. Foreign currency had a $7.4 million unfavorable impact on the first quarter of 2009 compared to the first quarter of 2008. On a constant currency basis, revenue increased 6.8% for the period. First quarter 2009 includes a full quarter results from the Company’s New Bedford, Massachusetts manufacturing facility, which was acquired from DePuy Orthopaedics, Inc. in January 2008. Adjusting for the acquisition and the foreign exchange, revenue grew 4.2%.

Gross profit for the first quarter 2009 was $24.6 million, compared to $24.0 million in the first quarter 2008. Gross margin percentage for the first quarter 2009 was 24.2% compared to gross margin percentage of 23.5% in the same period last year and 23.4% in the fourth quarter 2008.

Selling, general and administrative expenses were $13.4 million for the first quarter 2009, a decrease of 7.2% from $14.4 million for the first quarter 2008. The first quarter of 2008 expenses included approximately $2.2 million of  professional fees related to the Sheffield, UK investigation. The Company did not incur further investigation expenses in the first quarter of 2009. Lower expenses were partially offset by an increase in non-cash stock based compensation and increased expenses associated with the addition of the New Bedford facility, which was acquired at the end of January 2008.

Operating income for the first quarter 2009 was $11.2 million compared to $9.6 million for the first quarter 2008. Operating margin for the first quarter 2009 was 11.0%, an increase from 9.4% for the first quarter 2008.

Net income for the first quarter 2009 was $6.8 million, or $0.19 per diluted share, compared to net income of $4.0 million, or $0.11 per diluted share, for the first quarter of 2008.

The weighted average number of diluted shares outstanding during the first quarter of 2009 was 35,380,503.

Brian Moore, President and Chief Executive Officer of Symmetry Medical, stated, “Our first quarter results represent an excellent start for 2009. We remain encouraged by our improved operational performance and efficiencies and continue to expect to reach profitability at our Sheffield facility in the second half of 2009.”

Mr. Moore continued, “Although the overall global economy remains challenging we are encouraged by the performance and strength of our business model. Despite our positive outlook, we will continue to manage operations conservatively, control costs, generate cash and improve efficiencies. Our focus for the remainder of the year is to build on our global presence in the orthopaedic industry and deliver improved results.”

Symmetry Medical Reports First Quarter 2009 Financial Results	Page 3

Financial Guidance
The following forward-looking estimates regarding 2009 guidance are based on current market conditions and foreign currency comparisons. Actual results may differ materially, and we refer you to forward-looking statements located at the end of the press release.

For the full year 2009, the Company is reaffirming its previously stated annual revenue guidance to be in the range of $405 million to $420 million. On a constant currency basis, the Company expects revenue to increase 2%-6% for the full year. For the full year 2009, the Company is increasing the low-end of earnings per diluted share guidance from $0.75 to $0.77 and reaffirming the high-end guidance of $0.85.

The Company continues to expect the Sheffield, UK operating unit to report smaller net operating losses during the second quarter 2009 and operating profitability in the second half of 2009.

Conference Call
Symmetry Medical will host a conference call at 8:00 a.m. ET on May 7, 2009. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate web site at www.symmetrymedical.com. The dial-in numbers are (800) 706-7745 for domestic callers and (617) 614-3472 for international. The reservation number for both is 96482121. After the live webcast, the call will remain available on Symmetry Medical’s web site through July 7, 2009. In addition, a telephonic replay of the call will be available until May 14, 2009. The replay numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 90966491.

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business, which are not historical facts, may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Reports First Quarter 2009 Financial Results	Page 4

Symmetry Medical Inc.
Consolidated Statements of Operations

	Three Months Ended
	April 4,	March 29,
	2009	2008
	(In Thousands, Except Per Share Data)
	(unaudited)

Revenue	$101,422	$101,862
Cost of Revenue	76,864	77,916

Gross Profit	24,558	23,946

Selling, general and administrative expenses	13,353	14,382

Operating Income	11,205	9,564
Other (income)/expense:
Interest expense	1,820	2,700
Derivatives valuation (gain)/loss	(394)	1,165
Other	(296)	(162)

Income before income taxes	10,075	5,861
Income tax expense	3,228	1,894

Net income	$6,847	$3,967

Net income per share:
Basic	$0.19	$0.11

Diluted	$0.19	$0.11

Weighted average common shares and equivalent shares outstanding:
Basic	35,286	35,153
Diluted	35,381	35,335

Symmetry Medical Reports First Quarter 2009 Financial Results	Page 5

Symmetry Medical Inc.
Consolidated Balance Sheets

	April 4,	January 3,
	2009	2009
	(In Thousands)
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$18,957	$10,191
Accounts receivable, net	52,510	52,845
Inventories	68,942	61,111
Refundable income taxes	1,272	6,610
Deferred income taxes	4,509	3,993
Other current assets	4,253	3,154

Total current assets	150,443	137,904
Property and equipment, net	115,737	115,045
Goodwill	153,003	153,521
Intangible assets, net of accumulated amortization	44,414	45,039
Other assets	1,558	1,728

Total Assets	$465,155	$453,237

Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$30,254	$26,929
Accrued wages and benefits	8,757	12,784
Other accrued expenses	4,606	5,186
Income tax payable	3,969	2,637
Deferred income taxes	105	-
Revolving line of credit	3,265	2,495
Current portion of capital lease obligations	813	1,034
Current portion of long-term debt	17,775	16,900

Total current liabilities	69,544	67,965
Deferred income taxes	18,966	18,131
Derivative valuation liability	3,377	3,771
Capital lease obligations, less current portion	3,228	3,356
Long-term debt, less current portion	110,500	107,600

Total Liabilities	205,615	200,823

Shareholders' Equity:
Common Stock, $.0001 par value; 72,410 shares authorized; shares issued April 4, 2009—35,799; January 3, 2009—35,801	4	4
Additional paid-in capital	276,629	275,890
Accumulated deficit	(14,660)	(21,507)
Accumulated other comprehensive loss	(2,433)	(1,973)

Total Shareholders' Equity	259,540	252,414

Total Liabilities and Shareholders' Equity	$465,155	$453,237